SUB-SUB-ADVISORY AGREEMENT FOR
PRINCIPAL FUNDS, INC. -- INTERNATIONAL FUND I

      THIS AMENDED AND RESTATED SUB-SUB-
ADVISORY AGREEMENT is made as of this 1st day of June,
2013, among SCHRODER INVESTMENT MANAGEMENT
NORTH AMERICA INC. ("SIMNA"), a corporation organized
under the laws of the State of Delaware with its principal place of business at 875 Third Avenue, 22nd Floor, New York, New York
10022, and SCHRODER INVESTMENT MANAGEMENT
NORTH AMERICA LIMITED ("SIMNA Limited") a UK
corporation with its principal office and place of business at 31 Gresham Street, London, UK EC2V 7QA, and agreed and approved by PRINCIPAL MANAGEMENT CORPORATION
("PMC"), a corporation organized under the laws of the State of
Iowa.
W I T N E S S E T H
      WHEREAS, PMC has retained SIMNA as its sub-adviser
to render investment advisory services to the International Fund I (the "Fund"), a series of Principal Funds, Inc., a Maryland Corporation (the "Corporation") registered as an investment company under the Investment Company Act of 1940, as
amended (the "1940 Act"), pursuant to a Sub-Advisory
Agreement dated as of January 11, 2010 (the "Principal Advisory
Agreement"); and
      WHEREAS, SIMNA desires to employ SIMNA Limited
as its investment sub-adviser, and SIMNA Limited is willing to render investment sub-advisory services to SIMNA, subject to and in accordance with the terms and conditions of this Agreement.
      NOW THEREFORE, in consideration of the mutual
promises and undertakings set forth in this Agreement, PMC,
SIMNA and SIMNA Limited hereby agree as follows:
      1.	Appointment of SIMNA Limited. SIMNA hereby
employs SIMNA Limited as investment sub-adviser for the assets of the Fund, and PMC hereby agrees to such appointment, on the terms and conditions set forth herein, and subject to the direction of SIMNA. SIMNA Limited accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.
      2.	Duties of SIMNA Limited.
      (a)  SIMNA employs SIMNA Limited to act as its sub-
advisor in managing the investment and reinvestment of the assets of the Fund in accordance with the Principal Advisory Agreement;
to continuously review, supervise, and administer an investment program for the Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Corporation (either directly or through SIMNA) with all records concerning the activities of SIMNA
Limited that the Corporation is required to maintain; and to render or assist SIMNA in rendering regular reports to the Corporation's officers and the Board of Directors concerning the discharge of SIMNA Limited's responsibilities hereunder. SIMNA Limited will discharge the foregoing responsibilities subject to the supervision and oversight of SIMNA, the Corporation's officers and the Board of Directors and in compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to SIMNA
Limited in writing (either directly or through SIMNA), and applicable laws and regulations. SIMNA Limited agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.
      (b)  SIMNA Limited acknowledges and agrees that
SIMNA is ultimately responsible for all aspects of providing to the Fund the services required of SIMNA under the Principal
Advisory Agreement.  Accordingly, SIMNA Limited shall
discharge its duties and responsibilities specified in paragraph
(a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of SIMNA. In furtherance thereof, SIMNA Limited shall, without limitation, (i) make its offices available to representatives of SIMNA and PMC for on-site inspections and consultations with the officers and applicable portfolio managers of SIMNA Limited responsible for the day-to-day management of the Fund, (ii) upon request, provide SIMNA and PMC with copies of all records it maintains regarding its management of the Fund and (iii) report to PMC as reasonably requested and to SIMNA each calendar
quarter and at such other times as SIMNA may reasonably
request regarding (A) SIMNA Limited's implementation of the
Fund's investment program and the Fund's portfolio composition and performance, (B) any policies and procedures implemented by SIMNA Limited to ensure compliance with United States securities laws and regulations applicable to SIMNA Limited and the Fund, (C) the Fund's compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to SIMNA Limited in writing (either directly or through SIMNA) and (D) such other matters as SIMNA or PMC may reasonably request.
      3.	Securities Transactions.  Among its
responsibilities, SIMNA Limited shall select the brokers or
dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to SIMNA
Limited (either directly or through SIMNA), consistent with the applicable provisions in the Principal Advisory Agreement and consistent with Section 28(e) of the Securities Exchange Act of 1934. SIMNA Limited will promptly communicate or assist
SIMNA in communicating to PMC, the Corporation's officers and the Board of Directors such information relating to the portfolio transactions SIMNA Limited has directed on behalf of the Fund as SIMNA, PMC, or such officers or the Board of Trustees may reasonably request.
      4.	Compensation of SIMNA Limited.  For the
services to be rendered by SIMNA Limited as provided in this Agreement, SIMNA (not PMC, the Corporation, or the Fund)
will pay to SIMNA Limited at the end of each of month a fee
equal to the amount set forth on Schedule I attached hereto. For clarity, SIMNA (not PMC, the Corporation, or the Fund) shall be obligated to pay SIMNA Limited fees hereunder for any period only out of and following SIMNA's receipt from PMC of
advisory fees pursuant to Section 4 and Appendix A of the
Principal Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.
      5.	Compliance.  SIMNA Limited agrees to comply
with all policies, procedures, or reporting requirements that the Board of Directors reasonably adopts and communicates to
SIMNA Limited in writing (either directly or through SIMNA) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. *Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws,
rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of SIMNA Limited in relation to the
Fund.
      6.	Status of SIMNA Limited.  The services of
SIMNA Limited to SIMNA under this Agreement are not to be
deemed exclusive, and SIMNA Limited will be free to render
similar services to others so long as its services to SIMNA under this Agreement are not impaired thereby. SIMNA Limited will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Corporation.
      7.	Liability of SIMNA Limited.  No provision of
this Agreement will be deemed to protect SIMNA Limited
against any liability to SIMNA, PMC, the Corporation, or the
Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross
negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.
      8.	Duration; Termination; Notices;
Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the Principal Advisory Agreement remains in effect. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by SIMNA (i) upon 60 days' written notice to SIMNA Limited; or (ii) upon material breach by SIMNA Limited of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; SIMNA Limited may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to SIMNA; or (2) upon material breach by SIMNA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This
Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Principal Advisory Agreement. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:
If to SIMNA, at:

Schroder Investment Management North America Inc.
875 Third Avenue
22nd Floor
New York, New York 10022
Attention: Legal Department
Telephone: 212-641-3800
Facsimile: 212-632-2990

If to SIMNA Limited, at:

Schroder Investment Management North America
Limited
31 Gresham Street
London, U.K. EC2V 7QA
Attention: Legal Department
Telephone: 020 7658 6000
Facsimile: 020 7658 6965

If to PMC, at:

Principal Financial Group
71 1 High Street
Des Moines, Iowa 50392-0200
Attention: Legal Department
Phone: 515-235-9328
Facsimile: 866-496-6527

This Agreement may be amended by mutual consent of the
parties hereto.
      9.	Severability. If any provision of this Agreement
will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.
      10.	Confidentiality. SIMNA Limited shall keep
confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than SIMNA, the Corporation, the Board of Directors, PMC, and any director, officer, or
employee of SIMNA, the Corporation, or PMC, except (i) with
the prior written consent of the Corporation, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over SIMNA or SIMNA Limited, or (iii) for information that is publicly available other than due to
disclosure by SIMNA Limited or its affiliates or becomes
known to SIMNA Limited from a source other than SIMNA, the Corporation, the Board of Directors, or PMC.
      11.	Proxy Policy. SIMNA Limited acknowledges
that unless PMC or the Fund gives written instructions to
SIMNA the contrary, SIMNA, and SIMNA Limited by
delegation from SIMNA, is responsible for voting, or abstaining from voting, all proxies with respect to companies whose
securities are held in that portion of the Fund allocated to
SIMNA by PMC, using its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the Fund's shareholders.
      12.	Governing Law. All questions concerning the
validity, meaning, and effect of this Agreement shall be
determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.
      13.	Treatment of Fund Under FSA Rules.  The Fund
will be treated as a Professional Client under rules of the Financial Services Authority in the United Kingdom.
      14.	Counterparts.  This Agreement may be executed
in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Sub-Advisory Agreement to be executed as of the date first set forth herein.

SCHRODER INVESTMENT MANAGEMENT NORTH
AMERICA INC.

By:___________________________________________
Name: Mark A Hernentz
Title: Chief Operating Officer

By:___________________________________________
Name: Jamie Dorrien-Smith
Title: Authorized Signatory


SCHRODER INVESTMENT MANAGEMENT NORTH
AMERICA LIMITED

By:___________________________________________
Name: Mark A Hernentz
Title: Chief Operating Officer

By:___________________________________________
Name: Jamie Dorrien-Smith
Title: Authorized Signatory


PRINCIPAL MANAGEMENT CORPORATION

By:_/s/ Michael J. Beer_____________________
Name: Michael J. Beer
Title: Executive Vice President & Chief Operating Officer

SCHEDULE I

Compensation of SIMNA Limited
Dated June 1, 2013

For services rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not PMC, the Corporation or the Fund) will pay SIMNA Limited a sub-subadvisory fee at the end of each month. Under the Schroders Group Transfer Pricing Policy, SIMNA will pay SIMNA Limited an amount equal to fifty-three percent (53%) of all fees actually paid by PMC to SIMNA in the prior month under Section 4 and Appendix A of the Principal Advisory Agreement.